EXHIBIT 99.9


CONTACT:  Liz Merritt, Rural/Metro Corporation
          (480) 606-3337
          Morgen-Walke Associates, Investor Relations
          Jim Byers (investors)
          (415) 439-4504
          Christopher Katis (media)
          (415) 439-4515

FOR IMMEDIATE RELEASE

              RURAL/METRO RECEIVES NASDAQ NOTICE REGARDING LISTING

     SCOTTSDALE,  ARIZ.  (February 26, 2002) - Rural/Metro  Corporation (Nasdaq:
RURL), a national leader in ambulance transportation and fire protection services, announced today that it has received notification from Nasdaq indicating the Company does not currently comply with certain standards for continued listing on the Nasdaq SmallCap Market.

     Jack Brucker, President and Chief Executive Officer, said, "We believe we have strong arguments for continued listing and are hopeful that the progress we have made in recent months will be taken into consideration. While this could potentially affect the market our common shareholders utilize to trade our stock, and we regret any inconvenience that may cause, it has absolutely no bearing on our ability to deliver the highest quality services to our patients and customers now or in the future."

     Brucker continued, "As we work diligently to achieve further improvements to our financial performance, we remain focused on serving the needs of our customers as we have for more than 50 years. We are a stronger company today and are fully prepared to demonstrate our achievements and improve the long-term value of Rural/Metro for all of our stakeholders."

     The Company today will submit its request for a Nasdaq Qualifications Panel hearing to consider its continued listing. The hearing has not yet been scheduled. Rural/Metro's common stock will continue to be traded on the Nasdaq SmallCap Market pending a final decision by the Nasdaq Qualifications Panel, which could occur as early as April.

     The Nasdaq Staff Determination notice cited the Company's current inability to meet continued listing standards for net tangible assets, stockholders' equity, market capitalization, or net income as set forth in Marketplace Rule 4310(c)(2)(B). In the event the Company's common stock is delisted from the Nasdaq SmallCap Market, the Company believes its common stock would be quoted on the OTC Bulletin Board operated by the National Association of Security Dealers.

     Rural/Metro Corporation provides emergency and non-emergency ambulance transportation, fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States and Latin America.
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     EXCEPT FOR  HISTORICAL  INFORMATION  HEREIN,  THIS PRESS  RELEASE  CONTAINS
FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE COMPANY'S ABILITY TO SUCCESSFULLY MAINTAIN ITS LISTING ON THE NASDAQ SMALLCAP MARKET, THE COMPANY'S ABILITY TO HAVE ITS COMMON STOCK QUOTED ON THE OTC BULLETIN BOARD; SUFFICIENCY OF THE COMPANY'S CASH RESOURCES AND THE AVAILABILITY OF ADDITIONAL FINANCING IF NEEDED; THE ABILITY TO SUSTAIN OPERATING CASH FLOW, SECURE NEW CONTRACTS, RETAIN EXISTING CONTRACTS, IMPROVE EARNINGS AND OPERATING MARGINS, AND ARRIVE AT A LONG-TERM SOLUTION FOR ITS REVOLVING CREDIT FACILITY AND/OR OVERALL DEBT STRUCTURE. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.